Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces First Quarter 2026 Results

MURFREESBORO, Tenn. – (Monday, May 4, 2026) National Health Investors, Inc. (NYSE: NHI) announced today its results for the quarter ended March 31, 2026.

CEO Comments

“NHI reported a solid start to 2026, with NAREIT FFO, Normalized FFO and FAD exceeding our internal expectations,” said Eric Mendelsohn, NHI’s President and CEO.

“During the quarter, we continued to expand our Senior Housing Operating Portfolio (“SHOP”), with first quarter invested capital of $742.5 million, a 106% increase from the prior year period. While same-store SHOP performance was impacted by near-term operating headwinds, we remain focused on executing our strategy and see solid performance from our recent SHOP additions. We also announced the acquisition of a seven-property portfolio for $106.9 million, which we expect to be accretive and to further support our growth.”

“Year-to-date, we have announced $212.4 million of investments and continue to evaluate additional opportunities. Following the pending sale of the NHC portfolio, we expect pro forma leverage to decline below our target range, providing additional financial flexibility. We remain focused on expanding our private-pay senior housing portfolio and believe our positioning supports our longer-term growth objectives,” concluded Mr. Mendelsohn.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted share for the quarter ended March 31, 2026 increased by 10.8% to $0.82 per share compared to $0.74 per share for the same period in the prior year. Net income attributable to common stockholders for the quarter ended March 31, 2026 included $2.6 million of gains on dispositions of real estate properties. Net income attributable to common stockholders for the quarter ended March 31, 2025 included $0.3 million of proxy contest and related expenses for a proxy campaign associated with the Company’s 2025 annual stockholders meeting and $1.2 million of costs incurred related to a large SHOP transaction that did not materialize.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted share for the quarter ended March 31, 2026 increased by 7.9% to $1.23 per share compared to $1.14 per share for the same period in the prior year. NAREIT FFO for the quarter ended March 31, 2025 included the $0.3 million of proxy contest and related expenses and the $1.2 million of transaction costs described above.

•Normalized FFO per diluted share for the quarter ended March 31, 2026 increased by 7.0% to $1.23 per share compared to $1.15 per share for the same period in the prior year. Normalized FFO for the quarter ended March 31, 2025 included the $1.2 million of transaction costs described above.

•Normalized FAD for the quarter ended March 31, 2026 increased by 11.6% to $62.5 million compared to $56.0 million for the same period in the prior year.

NHI Reports First Quarter 2026 Results

NHI is updating its 2026 full year guidance range as follows:

•NAREIT FFO per diluted share from a range of $4.94 - $4.99 to a range of $4.74 - $4.79;

•Normalized FFO per diluted share from a range of $4.94 - $4.99 to a range of $4.74 - $4.79; and

•Normalized FAD from a range of $248.9 million - $251.4 million to a range of $240.6 million - $243.7 million.

A detailed schedule of the Company’s updated 2026 full year guidance range and the updated related assumptions used has been included in this press release.

Results for the quarter ended March 31, 2026 compared to the same period in the prior year were impacted by the following:

•Rental income increased $4.3 million, or 6.2%, primarily due to $4.0 million of increased rental income from real estate properties in the Real Estate Investments segment that were acquired since January 1, 2025, partially offset by $2.1 million of rental income in the prior year period related to seven properties transitioned into the SHOP segment on August 1, 2025 from the Real Estate Investments segment.
•Resident fees and services, less senior housing operating expenses, increased $5.8 million, consisting of a $2.9 million increase related to the transitioned properties discussed above and a $3.0 million increase due to acquisitions in the SHOP segment since January 1, 2025.

•On a same store (“Same Store”) basis, resident fees and services, less senior housing operating expenses, declined 2.4% primarily due to a decline in occupancy that was partially offset by increases in resident rental rates.

•Interest income from mortgage and other notes receivable decreased $1.5 million, or 23.8%, primarily due to a net reduction in the principal amounts of mortgage and other notes receivable outstanding in the current period compared to the prior year period.
•Depreciation and amortization increased $4.5 million, or 23.7%, which primarily related to a $4.0 million increase as a result of acquisitions since January 1, 2025.
•Interest expense increased $0.7 million, or 4.9%, primarily due to interest expense associated with the Company’s 2033 Senior Notes which were issued in September 2025, partially offset by a decrease in the amounts outstanding under the Company’s revolving credit facility and bank term loan in the current period compared to the prior year period.
•Legal expense decreased $1.1 million, or 78.6%. Legal expense for the quarter ended March 31, 2025 included $1.2 million of costs related to a large SHOP transaction that did not materialize.
•General and administrative expenses increased $1.0 million, or 15.0%, primarily due to higher compensation costs.
•Gains on dispositions of real estate properties, net, of $2.6 million for the quarter ended March 31, 2026 primarily related to the sale of a senior living campus located in Michigan. This property was part of the Real Estate Investments segment.

National HealthCare Corporation (“NHC”) Leased Portfolio Disposition

As previously announced on April 21, 2026, the Company executed a purchase and sale agreement, dated April 21, 2026, with NHC/Op, L.P., a wholly owned subsidiary of NHC, and certain of its affiliates (collectively, the “NHC Purchaser”) related to the sale of the entire portfolio of real estate properties leased to NHC, which includes 32 skilled nursing facilities and three independent living facilities, for $560.0 million in net cash consideration. The Company anticipates closing the transaction on July 1, 2026, subject to certain customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The NHC properties are included in the Real Estate Investments segment.

Pursuant to the terms of the purchase and sale agreement, contemporaneously with the closing of the transaction, the Company will execute a partial master lease termination and partial assignment and assumption of the master lease agreement which will result in the termination of its master lease agreement with NHC with respect to all properties, except for the four properties located in Florida that are subject to a sublease agreement. The Company will assign to the NHC Purchaser, and the NHC Purchaser will assume from the Company, the master lease for the four Florida properties. As of March 31, 2026, the aggregate net carrying amount of the NHC properties was $13.8 million.

NHI Reports First Quarter 2026 Results

Portfolio Activity

In January 2026, the Company sold a 42-unit senior living campus located in Michigan for $6.7 million in net cash consideration. The net carrying amount of the property was $4.2 million and a gain of $2.5 million was recognized on the sale of the property.

In February 2026, the Company acquired a portfolio of nine assisted living facilities located in Kentucky, South Carolina and Tennessee with a combined total of 460 units. The total purchase price was $105.5 million, including $1.0 million in closing costs. This portfolio of properties has been included in the SHOP segment and is being managed by Allegro Living Management, an affiliate of Spring Arbor Management, LLC, pursuant to a management agreement.

In April 2026, the combined rental income related to the four master lease agreements comprising the Bickford Senior Living (“Bickford”) portfolio of 38 properties was reset to fair market value, or $38.4 million annually. Future base rental income will escalate on an annual basis at a rate ranging between 2.0% and 3.0% in accordance with each amended lease agreement. These amendments also provide for a new contingent rent clause requiring Bickford to pay additional rent based on a percentage of its combined monthly revenues for all properties that are in excess of a base amount. Bickford will continue to be recognized as a cash basis tenant under the amended master lease agreements until the substantial doubt about its ability to continue as a going concern has been alleviated.

In April 2026, the Company completed the sale of a property located in South Carolina upon the acceleration of an existing purchase option at the tenant’s request. The Company received $3.2 million in net cash consideration and recognized a gain of $0.8 million related to the sale. As of March 31, 2026, the net carrying amount of the property was $2.3 million. During each of the quarters ended March 31, 2026 and 2025, the Company recognized rental income of $0.1 million related to this property.

In April 2026, the Company completed the sale of a property located in Ohio that was classified as assets held for sale as of March 31, 2026. The Company received $4.5 million in net cash consideration and recognized a gain of $0.9 million related to the sale. As of March 31, 2026, the net carrying amount of the property was $3.6 million. During each of the quarters ended March 31, 2026 and 2025, the Company recognized rental income of $0.2 million related to this property.

In May 2026, the Company completed the sale of a property located in Washington in which a purchase and sale agreement was outstanding as of March 31, 2026. The Company received $39.0 million in net cash consideration and will recognize a gain of approximately $20.1 million related to the sale. As of March 31, 2026, the net carrying amount of the property was $18.3 million. During the quarters ended March 31, 2026 and 2025, the Company recognized rental income of $0.6 million and $0.7 million, respectively, related to this property.

In May 2026, the Company acquired a portfolio of seven senior housing properties located in Colorado with a combined total of 532 units. The total purchase price was $106.9 million, including closing costs. The Company acquired the portfolio using a qualified intermediary to facilitate a potential reverse exchange transaction under Section 1031 of the Internal Revenue Code. This portfolio of properties has been included in the SHOP segment and is being managed by Generations, LLC pursuant to a management agreement.

Recent Pipeline Developments

•The Company currently has approximately $20.3 million of investment opportunities under signed Letters of Intent (“LOI”) with an average initial yield of approximately 7.5% and primarily structured as SHOP investments.

•In addition to the signed LOIs, the Company is currently evaluating a pipeline of approximately $560.0 million of investments which include SHOP, sale-leasebacks and loans with purchase options primarily for senior housing properties. The pipeline excludes portfolio deals.

Balance Sheet and Liquidity

As of March 31, 2026, the Company had $1.2 billion in consolidated net debt, including $309.0 million outstanding on its $700.0 million revolving credit facility.

The Company continues to maintain a strong financial profile with a consolidated net debt to adjusted EBITDA ratio of 4.0x, which is currently well within the Company’s target range of 3.5x to 4.5x. The Company is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global and Fitch Ratings.

NHI Reports First Quarter 2026 Results

Shelf Registration Statement

In March 2026, the Company renewed its automatic shelf registration statement, on file with the SEC, which allows the Company to offer and sell to the public an unspecified amount of common stock, preferred stock, debt securities, warrants and/or units at prices and on terms to be announced when and if such securities are offered. The details of any future offerings, along with the use of proceeds from any securities offered, will be described in a prospectus supplement, or other offering materials, at the time of the offering.

ATM Equity Program

Concurrently with the renewal of its shelf registration statement, the Company entered into a new equity distribution agreement whereby the Company can sell up to $500.0 million in common stock under its ATM equity program. During the quarter ended March 31, 2026, the Company did not enter into any new ATM forward equity sales agreements or settle any of its outstanding ATM forward equity sales agreements. As of March 31, 2026, the Company had the ability to access 0.6 million shares of its common stock at a weighted average price of $68.81 per share, net of sales agent fees, under remaining active ATM forward equity sales agreements which mature in the second quarter of 2026 and represent $44.2 million of undrawn net proceeds.

NHI Reports First Quarter 2026 Results

2026 Updated Full Year Guidance

The Company updated its 2026 full year guidance range, including information on the underlying assumptions and timing of certain transactions, as set forth below (in millions, except per share amounts):

	2026 Guidance Range
	Low	High
Net income attributable to common stockholders	$703.0	$705.2

Adjustments to NAREIT FFO:
Depreciation, net[1]	94.4	95.0
Gains on dispositions, net, and impairments of real estate properties	(565.9)	(566.3)
Participating securities	0.8	1.0
NAREIT FFO attributable to common stockholders	232.3	234.9

Normalized FFO attributable to common stockholders	232.3	234.9

Adjustments to FAD attributable to common stockholders:
Straight-line rent revenue and lease incentives amortization, net[1]	(0.1)	(0.3)
Equity method investment adjustments	(1.7)	(1.5)
Equity method investment non-refundable fees received	1.6	1.8
Non-cash share-based compensation expense	7.5	7.2
SHOP[1] and equity method investment recurring capital expenditures	(4.0)	(3.8)
Other[1,2]	5.0	5.4
FAD attributable to common stockholders	$240.6	$243.7

Weighted average common shares outstanding - diluted	49.0	49.0

NAREIT FFO per diluted share	$4.74	$4.79
Normalized FFO per diluted share	$4.74	$4.79

1    Net of amounts attributable to noncontrolling interests.
2     Includes credit loss expense, non-real estate depreciation, net, amortizations associated with debt facilities and participating securities.

The Company’s updated 2026 full year guidance includes the following assumptions:

•$180 million in unidentified new investments at an initial average NOI yield of 7.8%, and consisting of approximately 60% in new SHOP investments;
•Approximately $665 million in expected disposition proceeds in 2026 resulting in a gain ranging between $565.9 million - $566.3 million;
•Continued fulfillment of existing commitments;
•Same Store SHOP NOI growth on 15 properties ranging between 1% - 3% year over year;
•Total SHOP NOI on 42 properties, before the assumption for unidentified new SHOP investments, ranging between $44.1 million - $45.1 million; and
•Settlement of all existing forward equity sales agreements in 2026.

In addition to the assumptions listed above, the Company’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

NHI Reports First Quarter 2026 Results

Investor Conference Call and Webcast

The Company will host a conference call on Tuesday, May 5, 2026, at 10:00 a.m. ET, to discuss its first quarter 2026 results. The number to call for this interactive teleconference is (888) 506-0062, with the confirmation number 419400. The live broadcast of the Company’s first quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors, Inc.

National Health Investors, Inc. (NYSE: NHI), established in 1991 as a Maryland corporation, is a self-managed real estate investment trust (“REIT”). The Company owns, leases, operates and finances the development of high-quality real estate properties, focusing on senior housing communities and medical facilities. The Company operates through two reportable segments, Real Estate Investments and SHOP. The Company’s investments in real estate properties include independent living facilities, assisted living facilities, entrance-fee communities, senior living campuses, skilled nursing facilities and hospitals. For more information, visit www.nhireit.com.

NHI Reports First Quarter 2026 Results

Reconciliation of FFO, Normalized FFO and Normalized FAD
(unaudited and $ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Net income attributable to common stockholders	$40,024	$34,113
Elimination of certain non-cash items in net income:
Real estate depreciation and amortization	22,832	18,764
Real estate depreciation related to noncontrolling interests	(402)	(413)
Gains on dispositions of real estate properties, net	(2,612)	(114)
Allocations to participating securities	(20)	—
NAREIT FFO attributable to common stockholders	59,822	52,350
Proxy contest and related expenses	—	264
Normalized FFO attributable to common stockholders	59,822	52,614
Non-cash rent revenue adjustments, net	(148)	(824)
Non-real estate depreciation, net	785	338
Amortization of debt issuance costs and discounts	854	974
Adjustments related to equity method investment, net	(399)	(680)
Recurring capital expenditures, net	(756)	(439)
Equity method investment non-refundable fees received	127	310
Credit loss (benefit) expense	(50)	(14)
Non-cash share-based compensation expense	2,240	2,558
Transaction costs	—	1,164
Allocations to participating securities	(4)	—
Normalized FAD attributable to common stockholders	$62,471	$56,001

Basic:
Weighted average common shares outstanding	48,323,945	45,720,496
NAREIT FFO attributable to common stockholders per share	$1.24	$1.15
Normalized FFO attributable to common stockholders per share	$1.24	$1.15

Diluted:
Weighted average common shares outstanding	48,547,893	45,878,528
NAREIT FFO attributable to common stockholders per share	$1.23	$1.14
Normalized FFO attributable to common stockholders per share	$1.23	$1.15

See the accompanying notes to the reconciliations of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports First Quarter 2026 Results

The following table reconciles net income, the most directly comparable generally accepted accounting principles (“GAAP”) financial measure, to NOI (unaudited and $ in thousands):

	Three Months Ended
	March 31,
	2026	2025
Net income	$39,752	$33,817
Depreciation and amortization	23,691	19,157
Interest expense	15,040	14,337
Legal expense	305	1,426
Franchise, excise and other taxes	215	269
General and administrative expenses	7,851	6,829
Proxy contest and related expenses	—	264
Loan and realty gains, net	(50)	(14)
Gains on dispositions of real estate properties, net	(2,612)	(114)
Gains from equity method investment	—	(415)
Other non-operating income	(35)	—
NOI	$84,157	$75,556

The following table provides a summary of the Company’s NOI by segment (unaudited and $ in thousands):

	Three Months Ended
	March 31,
	2026	2025
Real Estate Investments segment	$75,266	$72,470
SHOP segment	8,891	3,086
Total NOI	$84,157	$75,556

The following table provides a summary of the Company’s SHOP NOI by component (unaudited and $ in thousands):

	Three Months Ended
	March 31,
	2026	2025
Same Store properties	$3,012	$3,086
Acquisitions	2,977	—
Transitioned properties	2,902	—
Total SHOP NOI	$8,891	$3,086

See the accompanying notes to the reconciliations of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports First Quarter 2026 Results

Notes to the Reconciliations of FFO, Normalized FFO, Normalized FAD and NOI

The supplemental performance measures described below may not be comparable to similarly titled measures used by other REITs. Consequently, funds from operations (“FFO”), Normalized FFO, Normalized Funds Available for Distribution (“FAD”) and NOI, as presented herein, may not provide a meaningful measure of the Company’s performance as compared to that of other REITs. Since other REITs may not use a similar definition of these performance measures, caution should be exercised when comparing FFO, Normalized FFO, Normalized FAD and NOI, as presented herein, to that of other REITs. These performance measures do not represent cash generated from operating activities in accordance with GAAP as they exclude the changes in operating assets and liabilities, and therefore should not be considered an alternative to net income as an indication of performance or as an alternative to net cash flows from operating activities, as determined in accordance with GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by the Company, is net income attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses on dispositions of real estate properties, impairments of real estate properties, and real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; and therefore, caution should be exercised when comparing the Company’s FFO to that of other REITs. FFO per diluted share attributable to common stockholders assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to including, impairments of non-real estate assets, gains or losses attributable to acquisitions and dispositions of non-real estate assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the realizable value of real estate assets diminishes predictably over time. Since real estate asset values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments made to net income attributable to common stockholders that are included in the calculation of Normalized FFO, Normalized FAD excludes the impact of straight-line rent revenue adjustments and amortization of debt issuance costs and discounts. The Company also adjusts Normalized FAD for the net change in its credit loss reserves, non-cash share-based compensation expense, SHOP capital expenditures, as well as certain non-cash items related to the Company’s equity method investment, such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD for the quarter ended March 31, 2025 included an adjustment for transaction costs incurred related to a large SHOP transaction that did not materialize.

Normalized FAD is an important supplemental performance measure for a REIT and a useful measure of liquidity as an indicator of the Company’s ability to distribute dividends to its stockholders. GAAP requires a lessor to recognize contractual lease payments as income on a straight-line basis over the expected term of the lease. This straight-line rent adjustment has the effect of reporting rental income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreements. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings.

Net Operating Income - NOI

NOI is a non-GAAP supplemental financial measure used to evaluate the operating performance of real estate assets. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of the Company’s real estate assets at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations to its segments and to assess the property level performance of its investment portfolios.

NHI Reports First Quarter 2026 Results

Same Store

The Company defines Same Store as real estate properties owned, consolidated and operational for the full period in both comparative periods and that are not otherwise excluded; provided, however, that the Company may include selected properties that otherwise meet the Same Store criteria if they are included in substantially all of, but not a full, period for one or both of the comparative periods, and in management’s judgment such inclusion provides a more meaningful presentation of the Company’s segment performance.

Newly acquired properties, recently developed or redeveloped properties, and properties undergoing an operator transition will be included in Same Store after five full quarters from the date of acquisition, transition or being placed into service. SHOP properties and properties with triple-net leases that have undergone operator or business model transitions will be included in Same Store once operating under consistent operating structures for the full period in both periods presented.

Properties are excluded from Same Store if they are: (i) sold, classified as assets held for sale or properties whose operations were classified as discontinued operations in accordance with GAAP; (ii) impacted by significant disruptive events such as flood or fire; (iii) those properties that are currently undergoing a significant disruptive redevelopment; or (iv) those properties that are scheduled to undergo operator or business model transitions, or have transitioned operators or business models after the start of the prior comparison period.

NHI Reports First Quarter 2026 Results

Consolidated Statements of Income
(unaudited and $ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025

Revenues:
Rental income	$73,150	$68,866
Resident fees and services	37,060	13,939
Interest and other income	4,920	6,491
Total revenues	115,130	89,296
Expenses:
Depreciation and amortization	23,691	19,157
Interest expense	15,040	14,337
Senior housing operating expenses	28,169	10,853
Legal expense	305	1,426
Franchise, excise and other taxes	215	269
General and administrative expenses	7,851	6,829
Proxy contest and related expenses	—	264
Taxes and insurance on leased properties	2,804	2,887
Loan and realty gains, net	(50)	(14)
Total expenses	78,025	56,008
Gains on dispositions of real estate properties, net	2,612	114
Gains from equity method investment	—	415
Other non-operating income	35	—
Net income	39,752	33,817
Add: Net loss attributable to noncontrolling interests	350	348
Net income attributable to stockholders	40,102	34,165
Less: Net income allocated to participating securities	(78)	(52)
Net income attributable to common stockholders	$40,024	$34,113

Weighted average common shares outstanding:
Basic	48,323,945	45,720,496
Diluted	48,547,893	45,878,528

Earnings per share:
Basic	$0.83	$0.75
Diluted	$0.82	$0.74

NHI Reports First Quarter 2026 Results

Selected Condensed Consolidated Balance Sheet Data
($ in thousands)

	March 31,	December 31,
	2026	2025
	(unaudited)
Real estate properties, net	$2,555,288	$2,473,758
Mortgage and other notes receivable, net	205,949	203,296
Cash and cash equivalents	24,948	19,624
Straight-line rents receivable	79,303	78,891
Assets held for sale, net	3,562	3,562
Other assets, net	20,815	17,756
Debt, net	1,269,668	1,163,814
National Health Investors, Inc. stockholders’ equity	1,514,775	1,521,543

NHI Reports First Quarter 2026 Results

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial positions, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected rental income, continued qualification as a REIT, plans and objectives of management for future operations, continued performance improvements, ability to service and refinance debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “target”, “likely” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include those risks and uncertainties which are described under the heading “Risk Factors” in Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any forward-looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by the Company in its periodic reports filed with the Securities and Exchange Commission (“SEC”), including the risk factors and other information in the above referenced Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on the Company’s website at www.nhireit.com.